Exhibit 99.1

ACI Worldwide, Inc. 120 Broadway - Suite 3350 New York, NY 10271 646.348.6700 FAX 212.479.4000	News Release

For more information contact:

Tamar Gerber

Vice President, Investor Relations

646.348.6706

FOR IMMEDIATE RELEASE

ACI Worldwide, Inc. To Restate Earnings for March 2008 Quarter To Amend Accounting Treatment of A Software Transaction

ACI Year-End Results Expected To Exceed Sales and OFCF Guidance; Announces Year End Earnings Conference Call on February 26, 2009 at 8:30 am EDT

(NEW YORK — February 17, 2009) —   ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of software for electronic payment systems, announced today that it has determined that $1.9 million of revenue recognized in its March 31, 2008 quarter for a software project should have been deferred until further project milestones were achieved.  The customer has paid the invoices to which the deferred revenue relates.  Accordingly, this deferral does not impact ACI’s operating free cash flow for the 2008 first quarter. ACI’s backlog estimate as of March 31, 2008 will increase by $1.9 million as a result of this deferral and a corresponding $0.4 million in costs, as well as $0.1 million in taxes, will also be deferred. ACI estimates that its net loss for the first quarter 2008 will be increased by $1.4 million as a result of the deferral from $3.46 million to $4.86 million.

ACI will file an amended Form 10-Q for the quarter ended March 31, 2008 containing restated consolidated financial statements correcting this error prior to filing its 2008 Form 10-K.  At that time, subject to completion of the review relating to the error, ACI also intends to amend its second and third quarter 2008 quarter reports to report year-to-date data reflecting the error.  Until amended as described in this press release, the consolidated financial statements for the March 31, 2008 quarter, and subsequent quarters, should not be relied upon.  ACI expects to timely file its 2008 Annual Report on Form 10-K .

Although final results for the year are not yet available, ACI currently expects that its 2008 revenue will be approximately $418 million, sales will be approximately $460 million, operating free cash flow will be approximately $65 million and backlog will be approximately $1.4 billion, in each case exceeding prior guidance for the year.  The combined “rev-log” metric grew by $62 million year over year, which is less than prior guidance, primarily impacted by approximately $70 million of currency fluctuations, as well as sales product mix.  ACI will discuss its results fully on its year end conference call.  All 2008 year-end estimates are preliminary, and differences may arise between estimates and actual results, which will be available when ACI completes the preparation of its audited financial statements for 2008.

ACI intends to hold a conference call on February 26, 2009, at 8:30 a.m. EDT to discuss its results of operations for the year ended December 31, 2008.  Interested persons may access a real-time audio broadcast of the teleconference at http://www.aciworldwide.com/investorrelations or use the following numbers for dial in participation:  US/Canada: (800) 340-8364, International/Local:  (706) 634-2207.   Please provide your name, the conference name ACI Worldwide, Inc. and conference code 84712524.  A replay of the conference call will be available for two weeks on (800) 642-1687 for US/Canada Dial-In and (706) 645- 9291 for International/Local Dial-In participants.

About ACI Worldwide, Inc.

Every second of every day, ACI Worldwide solutions are at work processing electronic payments, managing risk, automating back office systems and providing application infrastructure services.   ACI is a leading international provider of solutions for banking, retail and cross-industry systems.  ACI serves more than 800 customers in 84 countries including many of the world’s largest financial institutions, retailers and payment processors.  Visit ACI Worldwide at www.aciworldwide.com

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties.  Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as ACI “estimates,” “believes,” “will,” “expects” and words and phrases of similar impact.  The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release include, but are not limited to, statements regarding:

•	ACI’s expected timing regarding completion of the amendment to ACI’s March, June and September 2008 Form 10-Qs and the filing of its Annual Report on Form 10-K for the year ended December 31, 2008;

•	The expected adjustments to ACI’s previously filed consolidated financial statements; and

•	ACI’s estimate of revenues, sales, operating free cash flow, backlog and rev-log for the year ended December 31, 2008.

The information in this press release is subject to change based upon the final findings of the Audit Committee review initiated by this matter and the review of ACI’s restated financial statements by its independent registered public accounting firm.

Any or all of the forward-looking statements may turn out to be incorrect.  They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties.  These factors include, without limitation, the risk that additional information may arise from the preparation of ACI’s financial statements or other subsequent events that would require ACI to make additional adjustments than those previously disclosed.  Consequently, no forward-looking statement can be guaranteed.  In addition, ACI disclaims any obligation to update any forward-looking statements after the date of this release.

All of the foregoing forward-looking statements are qualified by the risk factors discussed in ACI’s filings with the Securities and Exchange Commission. For a discussion of these risk factors, parties that are relying on the forward-looking statements should review ACI’s filings with the Securities and Exchange Commission, including ACI’s Form 10-K filed on January 30, 2008 and its Form 10-Q filed on February 19, 2008, both as amended by its Form 10-K/A and Form 10-Q/A, respectively, filed on March 4, 2008, subsequent periodic reports filed with the SEC, including ACI’s Form 10-Q filed on November 7, 2008, and specifically the sections in those reports entitled “Factors That May Affect Our Future Results or the Market Price of Our Common Stock.”